                                                                     EXHIBIT 4.1

                       THIS DOCUMENT CONSTITUTES PART OF A
                  PROSPECTUS COVERING SECURITIES THAT HAVE BEEN
                   REGISTERED UNDER THE SECURITIES ACT OF 1933

                            KEY ENERGY SERVICES, INC.


                      ------------------------------------


              Key Energy Services 401(k) Savings & Retirement Plan


                      -------------------------------------


                             INFORMATION MEMORANDUM

                                  INTRODUCTION

         This Information Memorandum is provided by Key Energy Services, Inc., a Maryland corporation (the "Company"), to all persons who participate in the Key Energy Services 401(k) Savings and Retirement Plan (the "Plan"). The following is a summary of the Plan. Reference is made to the complete text of the Plan, and the following summary is qualified in its entirety by such reference.




                                PLAN DESCRIPTION


                      ------------------------------------



          The date of this Information Memorandum is March 14, 2001

GENERAL

         The Company is offering eligible employees the opportunity to contribute and invest, through payroll deductions, a portion of their pre-tax earnings in various investment options maintained by the Plan. One of the investment options in the Plan will be the Company's common stock, par value $0.10 per share (the "Common Stock"). Up to 400,000 shares of Common Stock may be offered pursuant to the Plan. The Company's principal offices are located at Two Tower Center, Twentieth Floor, East Brunswick, New Jersey 08816, telephone
(732) 247-4822. If you require additional information about the Plan and its administrator or would like to request a copy of the Plan, you may contact the Company at 6 Desta Drive, Suite 5900, Midland, Texas 79705, phone number (915) 498-0300. The principal terms of the Plan are described below.

         The Plan is intended to help employees create a financial plan and save for retirement by providing a vehicle where participants can save and invest on a regular basis for themselves and their beneficiaries. The Plan is established and maintained for the exclusive benefit of eligible employees of the Company and their beneficiaries.

         Any related business organization which is a member of the same controlled group of corporations or other entities (as defined in Section 414(b) and (c) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code" or the "Code")) or which is part of an affiliated service group (within the meaning of Section 414(m) of the Code) with the Company may adopt the Plan with the approval of the Board of Directors of Company. To date, the Plan has been adopted by the following wholly-owned subsidiaries of the Company:



         Yale E. Key, Inc.                        Odessa Exploration, Inc.
         Key Energy Services-California, Inc.     Key Energy Services-South Texas, Inc.
         Key Four Corners, Inc.                   Key Rocky Mountain, Inc.
         Key Energy Drilling, Inc.                WellTech Eastern, Inc.


                                        2


         Well-Co Oil Service, Inc.                Updike Brothers, Inc.
         Rowland Trucking Company                 J.W. Gibson Well Service Company
         Dunbar Well Service, Inc.                Watson Oilfield Service & Supply, Inc.
         Frontier Well Service, Inc.              Brooks Well Servicing, Inc.
         WellTech Mid-Continent, Inc.             Jeter Well Service, Inc.
         Jeter Service Co.                        Landmark Fishing & Rental, Inc.
         Industrial Oilfield Supply, Inc.         Patrick Well Service, Inc.
         Ram Oil Well Service, Inc.




The Company and each subsidiary which participates in the Plan are hereinafter sometimes collectively referred to as the "Employers" and individually referred to as an "Employer". In the future additional subsidiaries of the Company may adopt the Plan.

         The Plan will continue in existence until terminated by the Board of Directors of the Company. See "Amendment or Termination and Withdrawal".

         The Employee Retirement Income Security Act of 1974, as amended ("ERISA") covers most employee pension benefit plans and provides certain minimum standards relating to, among other things, participation, vesting of benefits, funding, fiduciary responsibility and reporting to the participants and beneficiaries under the Plan. The Plan is subject to Titles I, II and III of ERISA which contain the rules with respect to the above-mentioned areas. Amendments to the Plan may be made in the future to achieve and maintain compliance with ERISA law and regulations. The Plan is not subject to the provisions of Title IV of ERISA, which concerns plan termination insurance, and the protective provisions of Title IV thus do not extend to Participants and Beneficiaries under the Plan.

         The Company will seek a determination letter from the Internal Revenue Service evidencing its determination that the Plan, as amended and restated, continues to be a qualified plan under Sections 401(a) and 401(k) of the Code, and its related trust is exempt from taxes under Section 501(a) of the Code. The Company anticipates taking such actions that it deems reasonably necessary (including amendment of the Plan, if required) to ensure issuance of a favorable determination by the Internal Revenue Service to the effect that the Plan and its trust are qualified and exempt under the above sections of the Code.

ELIGIBILITY AND PARTICIPATION

         Eligible employees of all Employers are entitled to participate in the Plan. Eligible employees generally include all employees of an Employer except the following:

         -        nonresident aliens; and

         - employees whose employment is subject to the terms of a collective bargaining agreement unless the collective bargaining agreement specifically provides for participation in the Plan. Leased employees, as defined in Section 414(n) of the Code, are generally ineligible to participate in the Plan.

         With certain exceptions, an eligible employee of an Employer is entitled to participate in the Plan (to become a "Participant") commencing on the first day of each quarter in a Plan Year if the employee is at least 18 years of age and has completed 90 days of Eligibility Service (as defined in the Plan). If a person is transferred directly from employment with an Employer, or with a Related Company in a capacity other than as an eligible employee, to employment as an eligible employee, he or she shall become a Participant as of the transfer date if on or prior to the most recent Enrollment Date (as defined in the Plan) such employee has met the eligibility requirements of the Plan.

ADMINISTRATION OF THE PLAN

PLAN ADMINISTRATOR

         The Company is the plan administrator and is responsible for the day-to-day administration and operation of the Plan. The Company has the authority to allocate any of the powers, authority or responsibilities for the operation and administration of the Plan among "named fiduciaries" (as defined in ERISA), such as a plan committee, provided that such named fiduciaries accept such powers, authority or responsibilities in writing. The Company, as the plan administrator, has broad powers regarding the supervision and administration of the Plan in accordance with its terms and provisions. These powers generally include the power to:

         -        establish rules for the administration of the Plan;

         -        interpret the Plan;

         -        employ advisors;

         - direct and instruct, or appoint investment managers who may direct and instruct, the trustee with respect to certain investments;

         - determine all questions relating to eligibility and the right of any person to benefits under the Plan, and

         -        determine the amount, manner and time of payment of benefits.

         The Company reserves the right to delegate such authority and responsibilities among named fiduciaries or to any person or persons other than a named fiduciary.

CLAIMS FOR BENEFITS

         The Company, as the plan administrator, has established claims procedures consistent with the regulations of the Department of Labor for the presentment of claims by participants and beneficiaries. Information regarding the rights to claim benefits under the claim procedures established by the plan administrator, and the name of the person or persons with whom such claims should be filed, are available from the Company. Whenever a claim for benefits is denied, in whole or in part, the plan administrator will transmit a written notice of such decision to the claimant within 90 days of the date the claim was filed, or if special circumstances require an extension, within 180 days of such date.

CLAIMS REVIEW PROCEDURE

         If a claim for benefits is denied, in whole or in part, the claimant has the right within 60 days after receipt of the notice of the claim denial to request that the plan administrator review his entitlement to the benefit that was requested. The plan administrator will consider the claim for the benefit within 60 days after receipt of a request for review, unless special circumstances require a longer period of time, in which case a written decision will be rendered as soon as possible and not later than 120 days after receipt of the request for review. The decision on review will be written in a manner calculated to be understood by the claimant and will specify the reasons and Plan provisions upon which the denial was based.

TRUSTEE

         CG Trust Company serves as trustee (the "Trustee") of the Plan pursuant to a Trust Agreement (the "Trust Agreement") executed by the Trustee and the Company. The Trustee may resign, or be replaced by the Company, upon at least 30 days advance notice. The Common Stock purchased or acquired by the Plan will be an asset of the trust which will be held by National

Financial Services Corporation, a Fidelity Investment Company (the "Custodian"), pursuant to the terms and conditions of a Master Custody Agreement between the Trustee and the Custodian.

TRUST

         The Trustee has no responsibility or authority with regard to the management or disposition of Plan assets. Such responsibility and authority rests entirely with the Participants or the Plan Administrator to the extent each directs investments of Plan assets. Except as otherwise provided by ERISA, each Participant assumes all investment risks associated with the investments held for his account by the Trustee.

CONTRIBUTIONS

         TAX-DEFERRED CONTRIBUTIONS. Each Participant may elect to reduce his or her compensation each pay period by an amount which is between 1% and 15% of the employee's gross compensation and to have the Employer contribute that amount to the Plan for such Participant as a "Tax-Deferred Contribution." A Participant may change the amount of his or her Tax-Deferred Contributions by filing a new election in such manner and within the time frame prescribed by the Plan Administrator. A Participant may withdraw authorization for the Employer to withhold amounts from his or her future compensation, and suspend Tax-Deferred Contributions at any time, by giving such advance notice as prescribed by the plan administrator. The suspension will take effect for compensation paid to the Participant after the expiration of the required notice period. Tax-Deferred Contributions will be allocated to the Participant's Tax-Deferred Contribution Sub-Account and will be 100% vested at all times.

         MATCHING COMPANY CONTRIBUTIONS. The Company may make a matching contribution to the Plan in an amount equal to a percentage, as determined by the Company in its discretion, of the eligible Tax-Deferred Contributions made on behalf of Participants who are eligible to participate in the allocation of matching contributions for each contribution period. Eligible Tax-Deferred

Contributions means Tax-Deferred Contributions which do not exceed 3% of a Participant's compensation. Matching contributions will be allocated to the Participant's Matching Contribution Sub-Account and will be subject to the vesting schedule set forth in the "Termination of Employment" section below.

         QUALIFIED MATCHING CONTRIBUTIONS. An Employer may designate all or any portion of its matching contribution as a Qualified Matching Contribution. Amounts that are designated as Qualified Matching Contributions will be allocable to a Participant's Employer Contribution Account, but shall be accounted for separately and may be withdrawn only as permitted under the Plan. A Participant's vested interest in his or her Employer Contributions Account which is the result of Qualified Matching Contributions shall at all times be 100%. Qualified Matching Contributions may be applied to satisfy either the average deferral percentage or the average contribution percentage tests.

         QUALIFIED NON-ELECTIVE CONTRIBUTIONS. The Employer may contribute to the Trust a "Qualified Non-Elective Contribution" ("QNEC") in such amount as is determined in its discretion. A QNEC will only be made on behalf of Participants who are not "highly compensated employees," as defined in the Plan and Section 414(q) of the Code. QNECs will be allocated to the Participant's Employer Contributions Account and will be accounted for separately. The portion of a Participant's Employer Contributions Account which is the result of QNEC shall at all times be 100% vested and may be withdrawn only as provided in the Plan.

         PROFIT SHARING CONTRIBUTIONS. The Company, in its discretion, may make a Profit Sharing Contribution to the Plan on behalf of eligible Participants who complete 1,000 Hours of Service during the plan year and who are employed on the last day of the plan year. A Participant who terminates employment during the plan year is also eligible to receive an allocation of any Profit Sharing Contribution if his or her termination was due to retirement at normal retirement age (age 65). The Participant shall also receive an allocation if his or her termination during the plan year is due to death or physical or mental disability such that he or she can no longer continue in the service of the Employer. Profit Sharing Contributions will be allocated to each Participant's Employer Contributions Account and will be subject to the vesting schedule set forth in the "Termination of Employment" section below.

         LIMITATIONS ON CONTRIBUTIONS. With respect to any taxable year of any Participant, a Participant's Tax-Deferred Contributions under the Plan, together with any deferrals pursuant to any salary reduction agreement under any other qualified retirement plan, simplified pension plan or tax sheltered annuity which facilitates deferral of otherwise taxable income for federal income tax purposes, may not exceed the Code Section 402(g) limit, as adjusted by the Secretary of the Treasury ($10,500 for plan years beginning on or after January 1, 2000). Participants who make Tax-Deferred Contributions in excess of such amount must notify the plan administrator of such excess deferral by March 1 of the year following the year in which the excess deferral was made.

         No contributions may be made by the Employer to the Plan in violation of the nondiscrimination rules under the Plan and Sections 401(k) and 401(m) of the Code, which limit the amount the Employer may contribute to the Plan on behalf of "highly compensated employees". In the event any such excess contributions are made, they must be refunded unless the Employer elects to make a QNEC or a Qualified Matching Contribution in an amount sufficient to satisfy the nondiscrimination tests.

         The total amount of contributions allocated to a Participant's account during any plan year cannot exceed the lesser of (i) 25% of his compensation (as defined in the Plan and Section 415 of the Code) for such year or (ii) $30,000. This limitation applies with respect to the total contributions allocated under this Plan and any other qualified defined contribution plan maintained by the Employer.

         It is contemplated that all contributions (except rollover contributions) to the Plan will be deductible by the Employer under applicable provisions of the Code. Accordingly, no contribution to the Plan by the Employer shall exceed a sum equal to 15% of the total compensation paid or accrued to all Participants during a taxable year of the Employer ending with or within a plan year.

         ROLLOVER CONTRIBUTIONS. Rollover contributions to the Plan of amounts distributed from another qualified retirement plan are permitted. A Rollover Contribution Account will share in the income or losses and/or depreciation of the trust fund, but will have no effect on any limitation under the Plan based on contributions. A Participant may have to furnish proof satisfactory to the plan administrator that the funds are eligible to be rolled over into the Plan.

         Once accepted, the rollover contribution will become subject to all the terms and conditions of the Plan and will be distributable to the Participant under the terms of the Plan. The Participant is always 100% vested in the value of the rollover contributions (including any investment gains or losses) credited to his or her account and may withdraw such amounts at any time.

TOP-HEAVY PLAN PROVISIONS

         If the Plan becomes "top-heavy" for any plan year, certain provisions of the Plan supersede and override any conflicting provisions of the Plan. Generally, the Plan is top-heavy if more than 60% of the sum of account balances of all Employees is credited to the accounts of Participants who are considered to be "key employees" under the Code. The top-heavy provisions include accelerated vesting, minimum Employer contributions and other conditions for the benefit of non-key employees.

THE TRUST FUND

         The Company has entered into a trust agreement (the "Trust Agreement"), and established a trust fund (the "Trust Fund") with the Trustee. The Trustee is entitled to receive such compensation as may be agreed upon from time to time by the Trustee and the Company.

         The Trust Fund will be invested for the benefit of the Participants, subject to the provisions of the Plan and the Trust Agreement. Each Participant will be entitled to direct the investment of his or her account in certain commingled mutual funds and in Common Stock. The Plan is intended to qualify as a self-directed, individual account plan under Section 404(c) of ERISA. Except to the extent expressly provided by ERISA, each person who claims the right to any payment under the Plan will be entitled to look only to the Trust Fund for such payment.

VALUATION OF FUNDS; REPORTS

         The Trustee shall determine the fair market value, and the appreciation or depreciation and net income or loss, of each investment fund in which the Participant's account balance is invested. The income or loss and appreciation or depreciation of each such investment fund shall be allocated to the Participant's account. Each Participant will be furnished a quarterly statement of his or her account.

INVESTMENTS OF THE TRUST FUND

         In accordance with rules prescribed by the plan administrator, each Participant will be entitled to direct the investment of amounts allocated to his or her account in Common Stock or in certain commingled mutual funds as made available for investments under the Plan from time to time. Participants will receive information regarding investment alternatives, as well as the manner in which investment elections are to be made or changed. Except as provided below, a Participant may change his or her investment elections daily provided that all prior investment election changes have settled. Each investment option has a different investment objective; consequently, the risk of loss and potential for gain is greater in some funds than in others. The Trustee has advised the Company that the following is representative of investment fund performance through November 30, 2000 for each investment option available under the Plan.

                                                                 AVERAGE ANNUALIZED RETURNS
                                                            -----------------------------------
                                                               1 YR.       3 YR.        5 YR.
                                                            ----------- ----------- -----------

GUARANTEED INCOME FUNDS
     CIGNA Charter Guaranteed Income Fund                       5.40%       N/A          N/A

FIXED INCOME FUNDS
     STATE STREET Intermediate Bond Account                     7.60%       5.57%        N/A

BALANCED FUNDS
     CIGNA Charter Balanced Fund - Invesco                     (5.26)%      N/A          N/A
     DREYFUS Founders Balanced Account                        (10.63)%       .17%        7.16%

EQUITY FUNDS
     CIGNA Charter Large Company Stock Index Fund              (4.50)%     12.41%       18.31%
     CIGNA Charter Large Company Stock Growth Fund             (9.93)%      N/A          N/A
         - Putnam
      CIGNA Charter Large Company Stock Growth II Fund         (2.12)%      N/A          N/A
         - Morgan
     CIGNA Charter Large Company Stock Value I Fund            12.46%       N/A          N/A
         - Levin
     FIDELITY Growth Opportunities Account                    (17.01)%      2.35%       10.15%
     JANUS Advisor Growth Account                              (4.17)%     19.35%        N/A
     NEUBERGER & BERMAN Partners Fund                          (1.78)%      2.84%       12.55%
     AIM Constellation Fund                                     1.56%      13.77%       13.69%
     INVESCO Dynamics Account                                    .39%      23.65%       21.85%
     WARBURG-PINCUS Emerging Growth Fund                       (4.62)%      7.44%       10.90%
     CIGNA Charter Small Company Stock Growth Fund -           17.53%       N/A          N/A
          Times Square
     CIGNA Charter Small Company Stock Value I Fund -          21.47%       N/A          N/A
         Berger
     FIDELITY Advisor Value Strategies Fund                    10.99%       7.62%       10.64%
     INVESCO Small Company Growth Account                      (1.26)%     19.51%       18.75%
     KEY ENERGY Stock Fund                                     45.00%     (33.91)%       5.68%
     LAZARD Small Cap Portfolio Fund                            9.92%      (1.35)%       N/A


                                              12

                                                                 AVERAGE ANNUALIZED RETURNS
                                                            -----------------------------------
                                                               1 YR.       3 YR.        5 YR.
                                                            ----------- ----------- -----------
INTERNATIONAL EQUITY FUNDS
    JANUS Worldwide Fund                                       (3.34)%     20.69%       22.50%
    TEMPLETON Foreign Fund                                     (1.27)%      6.43%        9.02%


         Matching contributions made to the Plan beginning on or after April 1, 2000 will be invested in Common Stock. Effective April 1, 2000, a Participant who is 100% vested in his Employer Contributions Account may elect to transfer the matching contributions which are automatically invested in Common Stock to another investment fund at any time after the matching contribution has been allocated to his Matching Contributions Sub-Account.

         Purchases and sales of Common Stock by the Trustee on behalf of the Plan will be made on the open market through a licensed stock broker. It is intended that purchases of Common Stock will be made on the business day immediately following the date on which the Trustee receives from the Plan Administrator all information and wire transfer of funds (if applicable) and documentation necessary to accurately effect such transactions at prevailing market prices. After shares of Common Stock are purchased by the Trustee, such Common Stock will be allocated pro rata among the plan accounts of affected Participants in the same ratio that the dollar amount of contributions to be invested in Common Stock for each affected Participant bears to the dollar amount of contributions to be invested in Common Stock for all affected Participants. It is intended that sales of Common Stock will be made through a licensed stock broker on the business day immediately following the date that the Trustee receives instructions from the Participant to transfer such Participant's account to another investment option or to distribute the Participant's account.

VOTING OF SECURITIES

         The Trustee will exercise the voting rights, in its sole discretion, of all stock held in all funds other than Common Stock. The plan administrator may give the Trustee written instructions with respect to voting the Common Stock held by the Plan. Absent instruction with respect to voting the Common Stock, the Trustee will not vote such shares.

         The expenses of administration of the Plan shall be paid from the Trust to the extent permissible under ERISA, unless the Company elects to make any such payment directly.

DISTRIBUTIONS AND WITHDRAWALS

         Participants can only receive distributions or withdrawals from vested account balances. Distributions or withdrawals of vested account balances will be made to Participants (or their beneficiaries, as applicable) only upon retirement, death, total and permanent disability, or other severance of employment with the Employer, or in the event of the financial hardship of the Participant or the termination of the Plan.

         DEATH. On the death of a Participant, the death benefit will be 100% of the amount credited to the Participant's account. If a Participant dies prior to the date that distribution of his or her account balance begins, the Participant's beneficiary will receive distribution of the Participant's vested interest in his or her account in the form provided under the terms of the Plan. This distribution will begin as soon as reasonably practicable following the date the beneficiary's application for distribution is filed with the plan administrator. The Participant's death benefit will be paid to such Participant's surviving spouse, or, if there is no surviving spouse or the surviving spouse consents in writing, to such Participant's designated beneficiary (other than such spouse). At any time each Participant will have the right to designate any primary beneficiary to receive the death benefit and the right to revoke any such designation; provided, however, that any primary beneficiary designation (other than the Participant's spouse) by a Participant who is lawfully married will require a new spousal consent. If no such beneficiary designation is on file with the plan administrator at the time of the Participant's death, or if the plan administrator at such time determines that such designation is ineffective, such Participant's spouse, if then living, or if not, then the executor or other personal representative of the Participant's estate, will be deemed the designated beneficiary.

         Whenever the Trustee is authorized to pay funds to a minor or an incompetent, the Trustee is authorized to pay such funds to a parent or guardian of such minor or incompetent, or to apply such funds for the benefit of such minor or incompetent in such manner as the Plan Administrator may direct.

         RETIREMENT. Upon the retirement of a Participant at or after age 65, the Participant's retirement benefit will be 100% of the amount credited to his or her account.

         TERMINATION OF EMPLOYMENT. Upon a Participant's termination from employment with an Employer for any reason other than death, retirement or total and permanent disability, the distributable benefit will be an amount equal to the vested interest in his or her account.

         The vested percentage is based upon the vesting table set forth below:


                    NUMBER OF YEARS                    VESTING
    OF ACTIVE SERVICE AS OF THE DATE OF TERMINATION  PERCENTAGE
    -----------------------------------------------  ----------
    Less than one year.............................      0%
    One year, but less than two years..............     25%
    Two years, but less than three years...........     50%
    Three years, but less than four years..........     75%
    Four years or more.............................    100%


         The amount credited to a Participant's account which is not vested upon termination of employment will be forfeited on the earlier to occur of:

         - distribution of the vested portion of the Participant's account; or

         - the date the Participant incurs five consecutive Breaks-in-Service (as defined by the Plan).

If a Participant forfeits a portion of his or her account, the forfeited amount will be used first to pay plan expenses for the plan year and then to reduce the amount of Employer contributions for the plan Year in which the forfeiture occurs or in the subsequent plan year. If a former Participant returns to the employment of an Employer after forfeiting the non-vested portion of his or her account, the amount forfeited will be recredited to such Participant's account if:

         - he or she is reemployed by any Employer before the date on which he or she incurs five consecutive Breaks-in-Service beginning after the later of (a) the date his or her employment terminated or (b) the date the vested portion of such Participant's account was distributed; and

         - the Participant repays the amount previously distributed, if any, before the earlier of (a) the five year period ending on the date of reemployment or (b) the date he or she incurs five consecutive Breaks-in-Service after the date of distribution. All Participants are always 100% vested in their Tax-Deferred Contributions Sub-Account, Qualified Matching Contributions Sub-Account and Qualified Nonelective Contribution Sub-Account.

         FULL VESTING UPON TOTAL OR PARTIAL TERMINATION OF PLAN. In the event there is a total or partial termination of the Plan, or complete discontinuance of the Employer's contributions thereto, the vesting schedule will become inapplicable and each affected Participant will become 100% vested in his or her account.

         FORM, METHOD AND TIMING OF DISTRIBUTIONS. Unless the Participant, or beneficiary if the Participant has died, elects an optional form of payment, distribution will be made in the form of a single premium, nontransferable annuity contract for such term and in such form as the Participant, or if applicable the beneficiary, may select. The normal form of annuity for a married Participant is a 50% joint and survivor annuity and the normal form of annuity for an unmarried Participant is a single life annuity. If the Participant waives the normal form of benefit, the Participant may elect to receive distribution of his of her account in the form of (i) a single, lump sum payment or (ii) installment payments over a period not exceeding the life expectancy of the Participant or the joint and last survivor life expectancy of the Participant and a designated beneficiary. The election to waive the normal form of annuity payment may require spousal consent. A Participant must consent to a distribution if his distributable account balance exceeds $5,000. If the distributable balance in the Participant's account does not exceed $5,000, the plan administrator may direct the Trustee to distribute the Participant's account in the form of a lump sum payment without the consent of the Participant, or if applicable, the consent of the Participant's spouse.

         In the event that a Participant dies prior to distribution of his or her account balance, such Participant's entire vested interest shall be distributed to his or her surviving spouse or other designated beneficiary. Unless distribution is to be made over the life or over a period certain not greater than the life expectancy of the Beneficiary, distribution of the Participant's entire vested interest will be made to the Beneficiary no later than the end of the fifth calender year beginning after the Participant's death. If distribution is made over the life or over a period certain, distribution will begin no later than the end of the first calender year beginning after the Participant's death if the Beneficiary is not the Participant's surviving spouse. If distribution is to be made to the Participant's surviving spouse, the surviving spouse may elect to postpone receipt of the distribution until the later of (i) the end of the calendar year beginning after the Participant's death or (ii) the end of the calendar year in which the Participant would have attained age 70-1/2.

         IMMEDIATE AND HEAVY FINANCIAL HARDSHIP. Upon proof satisfactory to the plan administrator (i) that a Participant is suffering an immediate and heavy financial hardship (as defined in the Plan), and (ii) the amount required to be withdrawn in order to alleviate the hardship, and (iii) that such amount is not reasonably available from other sources, the Participant will be entitled to withdraw from his or her Tax-Deferred Contributions Sub-Account an amount equal to the lesser of (a) the amount needed to alleviate the hardship or (b) the portion of such account that is attributable to Tax-Deferred Contributions (net of earnings thereon). Prior to receipt of a hardship distribution, the Participant must have obtained all distributions, other than hardship distributions, and all non-taxable loans currently available under all plans maintained by the Employer or any Related Company (as defined by the plan). The Participant's Tax-Deferred Contributions to this Plan and the Participant's elective tax-deferred contributions under all other tax-qualified plans will be suspended for a period of twelve months after receipt of a hardship distribution. In addition, after the end of the twelve-month suspension period, the maximum amount which may be contributed as a Tax-Deferred Contribution to the Plan by a Participant who has received a hardship distribution may be limited as provided in the Code.

         OTHER IN-SERVICE WITHDRAWALS. A Participant may elect to withdraw the total amounts credited to his or her After-Tax Contributions Sub-Account (if any was transferred from a predecessor plan) or his Rollover Account, subject to the overall conditions and limitations on withdrawals as set forth in the Plan. In addition, upon the attainment of age 59-1/2, a Participant may elect to withdraw the total vested amounts credited to his or her account. Any withdrawal pursuant to this paragraph may require spousal consent.

LOANS TO PARTICIPANTS

         A Participant may apply for a loan from the vested portion of his or her account while still employed by an Employer. The Plan Administrator will provide the Participant with a copy of the rules governing loans. Any loan made to a Participant will be treated as a separate investment of the assets held in his or her account.

         Specific Code rules govern loans from tax-qualified plans such as the Plan. Any loan must meet the minimum requirements set forth in the Code and applicable regulations. In addition, any loan must meet the requirements set forth in the loan guidelines provided by the plan administrator.


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


         The interest rate charged on a loan must be a reasonable rate similar to the rate charged for a loan made under similar circumstances by persons in the business of lending money. The amount of any loan, when added to the outstanding balance of all other loans made to the Participant from any other plan maintained by the Employer, may not exceed specified limits. The term of any loan may not exceed five years, unless it is used to purchase the Participant's principal residence in which case the repayment period may be up to 10 years. Any loan must be repaid in substantially equal installments through payroll deductions over the term of the loan.

         A loan will be treated as a directed investment of the Participant's account and will be secured by his or her vested account balance. If a loan is still outstanding at the time of distribution of the Participant's account, the amount distributed to the Participant will be reduced by the amount of the vested Participant account that is held as collateral for the loan, but only to the extent necessary to fully repay the loan including accrued interest.

         No Participant will receive a loan unless the Participant agrees that his or her Account may be charged for unpaid principal and interest in the event of a default on the loan. A loan may be declared by the Plan Administrator to be in default if (i) the Participant fails to make required payments on the loan by the end of the calendar quarter beginning after the due date or there is an outstanding balance on the last scheduled repayment date,
(ii) an event occurs which requires distribution of the Participant's account and the Participant's distributable balance in his or her account is less than $5,000 or, if the distributable balance in the Participant's account is greater than $5,000, the Participant requests a distribution of all or a portion of his account, or (iii) the Plan Administrator believes, in good faith, that the prospect of repayment of the loan is impaired. If a loan is declared to be in default, the entire unpaid balance of the loan, together with accrued interest, is immediately due and payable. If the loan balance with accrued interest is not then paid within five (5) days, the loan balance will be deemed to be a distribution for income tax purposes and the Participant's account will be charged with such amount at the earliest date that distribution may be made to the Participant without affecting the tax qualification of the Plan. A Participant may not


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


have more than one loan outstanding under the Plan. A Participant may not apply for a second loan until any existing loan is repaid in full.

EXPENSES

         Generally, the expenses of administering the Plan are paid from Plan assets, unless the Employer elects to make the payment directly. In addition, a Participant's account may be charged for the cost of an administrative expense that is attributable directly to such account, unless the Employer elects to make the payment.

ASSIGNMENT OF INTERESTS

         As a general rule, the balance credited to a Participant's account may not be alienated, sold, assigned, pledged, encumbered or otherwise transferred. In addition, a Participant's creditors may not attach, garnish, or otherwise interfere with his or her account balance or with any payment from the Plan until it is received.

         There is a statutory exception to the general rule described in the previous paragraph. The Plan is required by law to recognize certain obligations that a Participant incurs as the result of court ordered child support or alimony payments. In particular, the Plan is required to honor a "qualified domestic relations order" ("QDRO"). A QDRO is a decree or order issued by a court that obligates the Participant to pay child support or alimony, or otherwise allocates a portion of his or her account balance to an alternate payee such as his or her former spouse, child or other dependent. If the Plan receives a QDRO, all or a portion of the Participant's account may be used to satisfy the resulting obligation to each alternate payee. The Plan Administrator will determine whether any domestic relations order received by the Plan is a QDRO.

RESALES OF COMMON STOCK

         The Plan does not impose any restriction on resales or distributions of Common Stock acquired by a Participant through the Plan. However, resales are subject to applicable securities laws, including those relating to sales of securities by "affiliates" of the Company and the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding certain resales by officers, directors and 10% shareholders of the Company.

AMENDMENT OR TERMINATION AND WITHDRAWAL

         The Company currently intends to continue the Plan indefinitely, but the Board of Directors of the Company may at any time terminate the Plan, amend it in whole or in part, or discontinue Employer Contributions, for any reason.

FEDERAL INCOME TAXES

         The following statements concerning certain tax implications resulting from participation under the Plan are based on the assumption that at all times the Plan meets the requirements for qualification under Sections 401(a) and 401(k) of the Code. These statements are only intended to summarize briefly certain Federal income tax consequences and are not meant to provide or supplement tax advice to Participants. The following general statements are based upon present Federal income tax statutes, regulations and currently available interpretations thereof, and are intended to apply to the Plan as normally operated. Participants should consult their own tax advisers with respect to any specific tax question that may arise in connection with the Plan, including any state or foreign tax consequences and the effect, if any, of gift, estate and inheritance taxes.

         The Trust Fund will be exempt from tax on its earnings. Participants will not be taxed on contributions and income or gains allocated to their Accounts until such amounts are distributed. The Employer, subject to certain statutory limitations, may deduct all of its contributions to the Plan. Distributions to Participants will generally be taxable upon receipt as ordinary income. In addition, taxable amounts distributed or withdrawn will generally be subject to a 10% additional tax, unless the Participant is at least age 59-1/2 or meets one of the other exceptions described in Section 72(t) of the Code. In certain situations under the tax laws, however, Participants and beneficiaries may be able to avail themselves of special rules for tax-free rollover of distributions to individual retirement accounts ("IRAs") or to another employer-sponsored, qualified retirement plan.

         The Company will seek a determination letter from the Internal Revenue Service evidencing its determination that the Plan continues to be a qualified plan under Sections 401(a) and 401(k) of the Code and the Trust Fund is exempt from federal income taxes under Section 501(a) of the Code. The Company intends to take such actions as it deems reasonably necessary (including amendment of the Plan, if required) to ensure issuance of a favorable determination by the Internal Revenue Service to the effect that the Plan is a qualified plan under Sections 401(a) and 401(k) of the Code and the Trust Fund is exempt from federal income taxes under Section 501(a) of the Code.

                             AVAILABILITY OF CERTAIN
                       DOCUMENTS INCORPORATED BY REFERENCE


         A copy of the Plan and certain documents (excluding exhibits thereto other than exhibits which are specifically incorporated by reference therein) described below are available without charge upon written or oral request directed to the Company at 6 Desta Drive, Suite 5900, Midland, Texas 79705,
(915) 498-0300. You may also read and copy the documents incorporated by reference at the following locations of the SEC:

 Public Reference Room   New York Regional Office    Chicago Regional Office
405 Fifth Street, N.W.     7 World Trade Center          Citicorp Center
       Room 1024                Suite 1300           500 West Madison Street
Washington, D.C. 20549   New York, New York 10048           Suite 1400
                                                   Chicago, Illinois 60661-2511

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers who file electronically with the SEC. The address of that site is http;//www.sec.gov.

         This Information Memorandum and the Company's registration statement on Form S-8 registering the Common Stock issuable under, and plan interests in, the Plan (the "Registration Statement") incorporate by reference the following documents that the Company has filed with the U.S. Securities and Exchange Commission (the "SEC"):

         (1)      Annual Report on Form 10-K for the fiscal year ended June 30,
                  2000;

         (2) Amendment to the Annual Report on Form 10-K/A for the fiscal year ended June 30, 2000;

         (3) Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

         (4) Quarterly Report on Form 10-Q for the quarter ended December 31, 2000; and

         (5) the description of the Company's common stock, par value $0.10 per share, contained in the registration statement on Form 8-A dated March 27, 1998, including any amendments or reports that have been filed to update the description.

         All documents the Company files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Memorandum and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered pursuant to the Registration Statement have been sold or which deregisters all securities then remaining unsold, shall deemed to be incorporated by reference in this Information Memorandum and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein), modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed in its unmodified or unsuperseded form to constitute a part hereof.

         The Company's Annual Report to Stockholders, Proxy Statements and other communications to stockholders generally, will be delivered without charge, to persons participating in the Plan.












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